Fidelity Bond Coverage

Underwriter:	Continental Casualty Company

Period for which premiums have been paid: From 12:01 a.m. on 8/19/2020 to 12:01 a.m. on 8/19/2021.

Policy Number: 169906855

Company	Coverage	Premium*
The Advisors’ Inner Circle Fund	$40,000,000	$27,155
The Advisors’ Inner Circle Fund II	$40,000,000	$6,015
The Advisors’ Inner Circle Fund III	$40,000,000	$4,815
Bishop Street Funds	$40,000,000	$155
The KP Funds	$40,000,000	$15,343
Causeway Capital Management Trust	$40,000,000	$7,721
SEI Tax Exempt Trust	$40,000,000	$5,165
SEI Daily Income Trust	$40,000,000	$15,369
SEI Institutional International Trust	$40,000,000	$6,329
SEI Institutional Managed Trust	$40,000,000	$26,237
SEI Asset Allocation Trust	$40,000,000	$848
SEI Institutional Investments Trust	$40,000,000	$46,526
Adviser Managed Trust	$40,000,000	$1,363
New Covenant Funds	$40,000,000	$1,006
SEI Structured Credit Fund, L.P.	$40,000,000	$1,706
SEI Insurance Products Trust	$40,000,000	$42
SEI Catholic Values Trust	$40,000,000	$355
Gallery Trust	$40,000,000	$483
Schroder Series Trust	$40,000,000	$225
Schroder Global Series Trust	$40,000,000	$760
Frost Family of Funds	$40,000,000	$4,146

*	SEI service entities bear 20% of the total cost of $214,750 or $42,950 leaving $171,800 to be distributed among insured funds.